Exhibit 10.2

Employment Agreement

This Agreement is entered into as of August 26, 2019, by and between BiomX Ltd., an Israeli Company (the “Company”) and Meirav Bassan ID number 059829770 from 4 Itamar Ramat Gan (the “Employee”).

Whereas:	The Company desires to employ the Employee in the position of CDO (the “Position”) and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

Now, therefore the parties agree as follows:

1. Employment

(a) The Employee shall be employed by the Company in the Position commencing as of October 2019 (the “Commencement Date”). The Employee shall be under the direct supervision of CEO or anyone else assigned by the CEO (the “Supervisor”). The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor and/or the Company’s Board of Directors (the “Board”).

(b) During the course of his employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. Within the context of the Employee’s engagement with the Company, the Employee undertakes to devote all his efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to loyally and fully comply with the decisions of the Board. The Employee shall at all times act in a manner suitable of his position and status in the Company.

(c) The Employee undertakes to promptly notify the chief executive officer of the Company regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

(d) Excluding periods of vacation, military reserve duty and sick leave to which the Employee is entitled, the Employee agrees to devote total attention to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder.

(e) The Employee shall be employed on full time basis and shall work no less than 42 hours per week. The Employee shall work no less than 8.4 hours per day on average Sunday through Thursday. The Employee will also work outside of regular working hours and outside of regular working days, as may be required by the Company from time to time. With respect to the Employee’s work during overtime hours, the Employee will be entitled to the Overtime Payment for forty (40) global work hours per month. The Employee must obtain the Company’s prior approval for work in excess of such quota of extra hours and notify the Company in writing in the event this average quota is exceeded.

(g) The Employee hereby represents and undertakes to the Company all of the following:

(i) All information supplied on the Employee’s employment application or resume is true and complete.

(ii) There are no other undertakings or agreements preventing the Employee from making the commitments described herein and performing his obligations under this Agreement.

(iii) To the best of the Employee’s knowledge, the Employee is not currently, nor will by entering into this agreement be deemed to be, in breach of any of the Employee’s obligations towards any former employer, including without limitation, any non-competition or confidentiality undertakings.

(iv) In carrying out the Employee’s duties under this agreement, the Employee shall act in accordance with his authority and pursuant to the instructions given by the Supervisor and/or the Board, and shall not make any representations or make any commitments on behalf of the Company, except as expressly and in advance authorized so to do.

(v) The Employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s computers, including inspections of electronic mail transmissions, internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that any such examination’s findings shall be the Company’s sole property. The Employee acknowledges and agrees that any messages and data sent from, received by, or stored in or upon the Company’s computers and communications systems are the sole property of the Company, regardless of the form and/or content of these messages and data. The Employee should not consider messages and data sent from, received by, or stored in or upon the Company’s computer and communications systems to be private and should not send, receive, or store sensitive personal or private information using these systems. The Employee is deemed to have consented to any reasonable use, transfer and disclosure of all messages and data contained or sent via the Company’s computer and communications systems, including electronic mail. The Employee shall fully comply with the Company’s policies regarding computer and network, as may be in effect from time to time, as set forth on the Company’s intranet. Notwithstanding the above, Employee may keep a personal folder of reasonable size for storage of personal files and information, which shall remain employees’ private information.

(vi) The Employee grants consent to the Company and its affiliates, and its/their employees, wherever they may be located, to utilize and process the Employee’s personal work related information, including data collected by the Company for purposes related to the Employee’s employment. This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to your employment only, such as management teams and human resource personnel. The Company may share personnel records as needed solely for such purposes with third parties assisting human resources administration.

2. Salary

(a) The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a gross salary of NIS 56,000 (New Israeli Shekels) per month (the “Base Salary”). Because the Employee may be required to work outside of regular working hours and outside of regular working days as stated above in Section 1(e), the Company agrees to pay to the Employee a gross payment of NIS 14,000 (New Israeli Shekels) per month (the “Overtime Payment”) on account of all such hours.

The Base Salary together with the Overtime Payment (as applicable) shall constitute the “Salary” for purposes of this Agreement.

(b) The Salary will be paid no later than the 9th day of each month, one month in arrears, after deduction of any and all taxes and charges applicable to Employee as may be in effect or which may hereafter be enacted or required by law. Employee shall notify the Company of any change that may affect Employee’s tax liability.

3. Employee Benefits

(a) The Employee shall be entitled to the following benefits:

(i) Pension Plan. The Company will pay to (unless agreed otherwise by the parties) a managers insurance company or a pension fund, subject to the Employee’s decision, for the Employee, an amount equal to 8.33% of the Salary, which shall be allocated to a fund for severance pay, and an additional amount equal to up to 7.3%% of the Salary in case the Employee is insured through an managers insurance policy, or 6.5% of the Salary in case the Employee is insured through a pension fund, which shall be allocated to a provident fund or pension plan. In addition, the Company will deduct from the Salary an amount equal to 6% of the Employee’s Salary, which shall constitute the Employee’s contribution to the insurance premium for the provident fund or pension plan. In case the Employee chooses to allocate his pension payments to a managers insurance policy (and not a pension fund), the Company shall also insure Employee under a Work Disability Insurance at the rate required to insure 75% of the Salary and for this purpose will contribute an amount of up to 2.5% of the Salary insured in such insurance policy for disability insurance in a policy and/or insurance company to be chosen by the Company, provided that such insurance is available for the Employee.

The Employee hereby agrees and acknowledges that all of the payments that the Company shall make to the abovementioned pension plan shall be instead of any severance pay to which the Employee shall be entitled to receive from the Company with respect to the salary from which these payments were made and the period during which they were made (the “Termination Salary”), in accordance with Section 14 of the Severance Pay Law 5723-1963 (the “Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, attached hereto as Schedule B. The Company hereby waives in advance any claim it has or may have to be refunded any of the payments made to the pension fund or the manager’s insurance policy, unless (1) the Employee’s right to severance pay is invalidated by a court ruling on the basis of Sections 16 or 17 of the Law (and in such case only to the extent it is invalidated), or (2) the Employee withdrew funds from the manager’s insurance policy for reasons other than an “Entitling Event” without first informing the Company of his intention to do so. An “Entitling Event” means death, disability or retirement at the age of 60 or more.

(ii) Educational Fund (“Keren Hishtalmut”). The Company will contribute to a recognized educational fund an amount equal to 7.5% of each monthly payment of the Salary, and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of each such month’s Salary. All tax consequences resulting from the Company contribution to such educational fund shall be borne solely by Employee.

(iii) Transportation Costs. The Company shall pay the Employee during the term of this Agreement payments for transportation costs the amount of NIS 2,500 per month. All tax consequences resulting from this benefit shall be borne solely by Employee. The travel allowance shall not be considered as part of the Salary for the purpose of calculation of benefits and entitlements.

(iv) Sick Leave. The Employee will be entitled to sick leave payment from the first day of absence and up to a maximum of 22 days a year. It is hereby clarified, that to the extent the Employee is entitled to payments under the Employee’s managers insurance policy and/or disability insurance, such payments will be in lieu of the payment of sick leave payments the Company will be entitled to pay under applicable law.

(v) Vacation. The Employee shall be entitled to an annual vacation of 24 working days at full pay (based upon a full time position). A “working day” shall mean Sunday to Thursday inclusive, and Saturday shall be the weekly day of rest of the Employee. The dates of vacation will be coordinated between the Employee and the Company. The Company may require the Employee to take vacation leave in accordance with applicable law. The Employee must take at least 7 consecutive vacation days (of which only 5 need to be working days) per calendar year. The Employee may transfer up to 5 vacation days from year to year; provided, that in the event that the Office of the Chief Scientist at the Israeli Ministry of the Economy (the “OCS”) decides to discontinue funding of the Company at any time prior to the lapse of a three year period, such accumulated vacation days shall be forfeited; and (ii) redemption of vacation days will not be permitted in any case. Any unused vacation days beyond this limit will be forfeited, subject to applicable law.

(vi) Recuperation Pay (“dme’i havra’a”). The Employee shall be entitled to recuperation pay as required by law.

(vii) Special Sign-on Bonus (“Sign-on Bonus”). The Employee will receive a one-time Sign-on Bonus in the gross amount of NIS 380,000 within 75 days following the Commencement Date. All tax consequences resulting from this Sign-on Bonus shall be borne solely by Employee. The Sign-on Bonus shall not be considered as part of the Salary for the purpose of calculation of benefits and entitlements. If Employee terminates this Agreement during the two years following the Commencement Date, or if the Company terminates this Agreement, provided that such termination is with Cause (as defined below), the Employee will be obligated to repay the Company the total amount of such Sign-on Bonus within one (1) week of the termination date. To the maximum extent permitted by applicable law, the Employee authorizes the Company to deduct as a valid set-off, any unpaid compensation, unpaid performance bonus/incentive compensation, outstanding business expenses, and/or any other payments or compensation otherwise owed to the Employee by the Company, against the amount of the Sign-on Bonus (if any) that the Employee is obligated to repay to the Company pursuant to this Section.

(c) During any period of the Employee’s military reserve service, the Company shall pay the Salary and all other social benefits due to the Employee hereunder. National Insurance Institute payments in connection with such military reserve duty shall be retained by the Company.

4. Expenses.

The Employee shall be entitled to receive reimbursement, on a monthly basis, of all direct expenses reasonably incurred by him in connection with the performance of his duties hereunder subject to the Company’s expense reimbursement policy, as determined by the Board and in effect from time to time, and in accordance with OCS regulations, provided that written receipts are produced for the same and approved by the Company.

5. Term and Termination.

(a) The term of employment under this Agreement will begin as of the Commencement Date and will continue unless either party gives the other party 60 days prior written notice of termination of this Agreement (the “Advance Notice Period”), provided that such termination is without Cause (as defined below) (the “Term”).

In addition, the Company shall have the right to terminate this Agreement at any time by written notice with Cause (as defined below). In such event, this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term “Cause” shall mean (a) Employee’s conviction of a crime of moral turpitude, (b) a material breach of the Employee’s fiduciary duties towards the Company or its parent company, including theft, embezzlement, or self-dealing, (b) engagement in competing activities, or a material breach of the Employee’s confidentiality and non-disclosure obligations towards the Company or its parent company; (c) a material breach of this Agreement by the Employee which is not cured (if curable) within seven (7) days after receipt of written notice thereof; or (d) any other circumstances under which severance pay (or part of them) may be denied from the Employee upon termination of employment under the applicable Israeli law.

(b) In the event that the Company terminates the Employee’s employment in its discretion after providing advance written notice to the Employee under sub-section (a) above, then during such period, the Employee shall be entitled to compensation pursuant to Sections 2 and 3 hereof (or their cash equivalent).

(c) In any event of the termination of this Agreement, the Employee shall immediately return all Company property, equipment, materials and documents and the Employee shall cooperate with the Company and use the Employee’s best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities. At the option of the Company, the Employee shall during such period either continue with his duties or remain absent from the premises of the Company. Under no circumstances will the Employee have a lien over any property provided by or belonging to the Company.

(d) Notwithstanding anything contained herein to the contrary, the Company in its sole discretion shall have the right to terminate the employment relationship with immediate effect or prior to the end of the notice period set forth in subsection (a) above and pay the Employee in lieu of advance notice or the remainder thereof in accordance with applicable law, provided the Company pays employee, during such advance notice period, full compensation pursuant to Sections 2 and 3 hereof.

6. Confidentiality; Proprietary Rights

The Employee has executed and agrees to be bound by the provisions governing confidentiality, proprietary rights and non-competition contained in Schedule B to this Agreement, which provisions will survive termination of this Agreement for any reason.

7. Successors and Assigns

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

8. Notices

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company: BiomX, 7 Pinhas Sapir St. Ness Ziona

The Employee: At his address in the preamble.

9. Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

10. Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

11. Severability

In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

12. Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

This Agreement is a personal and specific employment agreement, which formalizes the relations between the Company and the Employee, and which sets forth, in an exclusive and exhaustive manner, the Employee’s terms of employment by the Company. The Employee affirms that in the framework of this Employment Agreement he is awarded preferential rights, and the parties therefore affirm that no customs, conventions, norms, agreements or other arrangements, if and when applicable, shall apply to the Employee. It is clarified that the Employee shall not be entitled to any payment, right and/or benefit not explicitly detailed in this Agreement, including any payments, benefits or rights to which other employees of the Company are entitled to (if any) or any benefits the Employee received from any former employer, other than as mandated by applicable law.

The Employee acknowledges and confirms that all terms of Employee’s employment are personal and confidential, and undertakes to keep such term in confidence and refrain from disclosing such terms to any third party.

This Agreement and its annexes and exhibits constitute notice to the Employee pursuant to the Notice to Employee (Employment Terms) Law – 2002.

The Company is not a party to any collective agreement. *

IN WITNESS WHEREOF:

BiomX Ltd.		Employee

By:	/s/ Jonathan Solomon	By:	/s/ Merav Bassan
Name:	Jonathan Solomon	Name:	Merav Bassan
Title:	CEO
Dated:	August 26, 2019	Dated:	August 26, 2019

Schedule A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

I acknowledge that as a result of my employment, I may develop, receive, or otherwise have access to confidential or proprietary information, which is of value to BiomX Ltd. (together with any affiliate, parent company or subsidiary, the “Company”). I therefore agree, as a condition of my employment, as follows:

1. Nondisclosure.

1.1. Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Company’s Proprietary Information. I hereby irrevocably assign to the Company, without any further royalty or payment, any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2. Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques including such developed by me during my employment or in the course of my engagement with the Company (prior to the commencement of my employment) in the Company’s field of business, research or development (excluding inventions not assignable under Section 2.4), (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, to whatever extent and in whichever way I wish.

1.3. Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (the “Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4. No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. Acknowledgement of Ownership; Assignment of Inventions.

2.1. Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work, design, and other intellectual property rights throughout the world.

2.2. Disclosure of Inventions. I will promptly disclose in writing to the Company all Inventions, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me within three (3) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to this Agreement.

2.3. Assignment of Inventions. Subject to Sections 2.4, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions whether or not patentable or registrable under copyright or other statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company or otherwise relating to the business, products, services, or research and development of the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

2.4. Non-assignable Inventions. This Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and which is not related to the Company’s actual business, research or development. In addition, the Agreement will not apply with respect to inventions, if any, that were reduced to practice, made or conceived by the undersigned not in connection with the undersigned relationship with the Company and have been fully disclosed to the Company prior to my engagement with the Company (“Excluded Inventions”). All Excluded Inventions existing as of the date hereof are listed in Exhibit 1 hereto.

2.5. Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

2.6. Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are the sole property of the Company pursuant to applicable copyright law.

2.7. Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

2.8. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

2.9. Service Inventions.

a) For the removal of any doubt, Sections 2.2, 2.3 and 2.5 above will apply to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”), it being clarified that under no circumstances will I be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

b) I acknowledge and agree that I will not be entitled to additional royalties, consideration or other payments with regard to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual property rights, and do hereby explicitly, irrevocably and unconditionally waive the right to receive any such additional royalties, consideration or other payments. I agree that my role with the Company expressly entails and may in the future entail generation of “Service Inventions”. Without derogating from the aforesaid, it is hereby clarified that the level of my compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payments, and that my compensation as an employee of the Company includes full and final compensation and consideration to which I may be entitled under law with respect to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above.

2.10. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all of the Company’s Proprietary Information developed by me and all of the Company’s Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

3. Non-compete, Non-conflict.

3.1. Competitive Activities. I agree that, during the period of my employment with the Company and for a period of six (6) months thereafter, I will not, directly or indirectly, engage in any employment or business activity, or hold an interest in any business, which is competitive with the business of the Company, provided, however, that I may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. I further agree that for the period of my employment by the Company and for a period of twelve (12) months thereafter, I will not induce any employee of the Company to leave the employ of the Company, and will not induce any customer, client and/or supplier of the Company to cease or limit its business relationships with the Company.

3.2. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

4. Return of Company Documents. When I leave the employ of the Company, I will promptly deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

5. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

6. General Provisions.

6.1. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

6.2. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

6.3. Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

6.4. Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

6.5. Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as an employee or consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties hereto. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

6.6. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

6.7. Interpretation. The provisions herein shall be construed as intended to be supplementary or complementary to each other and not in way to meant to derogate from or limit one another.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO BY:

/s/ Merav Bassan	August 26, 2019
Merav Bassan	Date

Exhibit 1

LIST OF PRIOR INVENTIONS/
AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 2.4

None

SCHEDULE B

General Order and Confirmation Regarding Payments of Employers to
Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1) Employer Payments –

(A) for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for her employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B) to the Insurance Fund are not less that one of the following:

(1) 13.33% of the Exempt Wages if the employer pays the employee additional payments to insure her monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2) 11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2) A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that includes –

(A) the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B) an advanced waiver of the employer for any right that she could have to have her payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for this matter, Approved Event or purpose means death, disablement or retirement at the age of 60 or over.

(3) This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.